Exhibit 99.4

Consent of Lazard Frères & Co. LLC

The Board of Directors

Reynolds American Inc.

401 North Main Street,

Winston-Salem, NC 27101

Dear Members of the Board:

We hereby consent to the inclusion of our opinion, dated July 15, 2014, to the board of directors of Reynolds American Inc. (“RAI”) as Annex C to the joint proxy statement/prospectus, which is part of the Amendment No. 2 to the Registration Statement on Form S-4 of RAI, filed with the Securities and Exchange Commission on December 12, 2014 (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinion of RAI’s Financial Advisor” and “RAI Proposal I: Approval of the Lorillard Share Issuance, RAI Proposal II: Approval of the BAT Share Issuance and Lorillard Proposal I: Adoption of The Merger Agreement — Opinion of RAI’s Financial Advisor”.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Maxence de Gennaro
Maxence de Gennaro
Managing Director

New York, New York

December 12, 2014